The Merryvale Group International
                            Private Merchant Bankers
                              Post Office Box 1361
                            Tiburon, California 94920
                           E-mail: mercantbank@aol.com

W. P. Berini
President

February 15, 2000
Remedent USA, Inc.
Rebecca Inzunza
1220 Birch Way
Escondido, CA  92027

Dear Rebecca:

It has been a pleasure speaking with you and Bill, these past 2 weeks. I look forward to a successful working relationship with Remedent USA, Inc. ("RUI"). I am optimistic, given your experience and this environment, that we will realize a mutual benefit to our success.

This document shall serve as the agreement between Remedent USA, Inc. ("RUI") and The Merryvale Group, ("MGI"), whereby MGI agrees to provide consulting services to RUI over the next 120 days (4 months).

o Scope Of Services:

         1. Develop Phase I plan for funding  $3,000,000  (Three Million Dollars
            US) to be used for working capital.
         2. Position the corporation to begin Phase 2 of funding an additional infusion of Capital, should that become necessary.
         3. Effect a network base in the United States, Canada, Great Britain and Asia.
         4. Perform promotional services as directed by the corporation and mutually agreed upon.
         5. Assist RUI with drafting corporation resolutions, board minutes and shareholder meeting minutes for review by corporate counsel; assist in coordinating shareholder meetings, when applicable.
         6. Oversee relations with contacts on behalf of RUI.
         7. Other assignments as mutually agreed upon.

o Corporate Goal:

The goal of RUI, is to effect increased revenues consistently over the years to come. MGI is prepared to assist the corporation with achieving this goal. The services outlined herein are directed toward accomplishing Phase 1 and to position the company for Phase 2 funding.

o Personnel Assigned by MGI

William Paul Berini, President of The Merryvale Group and Associates will be assigned to provide services to RUI. These services shall include, but are not limited to, the contract and maintenance of the Private Equity services for the express purpose of raising a minimum of $3,000,000 (Three Million Dollars US) to fund RUI's expanding operations.

o Fees and Expenses:

Service for the four-month period shall be an initial disbursement of $5,000 (Five Thousand Dollars US), which will constitute the proceeds from the sale of stock in the company. It is the policy of The Merryvale Group, to collect a three-month retainer in advance, before work can begin on any project, special consideration has been given in the case of Remedent, whereby payment on a monthly basis, will be acceptable.

A third party shall supply retainer, releasing RUI of any responsibility, which related to the retainer issue of this agreement.

Our commission schedule, will be as follows: 10% (10 Percent) of all capital raised by Merryvale.

The following will also apply:

1. Cash Success Fee. A cash fee of 10% (10 percent) of the funds raised shall be payable to MGI or its assigns out of the proceeds of the Financing. A Cash Fee is payable on a pro-rata basis according to funds raised.
2. Equity Success Fee. This fee shall consist of 300,000 (Three Hundred Thousand) shares of free trading stock in RUI. The shares will represent a percentage of shares issued to investors in return for their financing and will be subject to standard non-dilution clauses. Shares will be issued to MGI on a pro-rata basis, according to funds raised.
3. Indemnity. RUI agrees to indemnify MGI, its officers, directors and agents, from any claim or damages asserted by third parties, including legal fees, except to the extent that such changes arise solely from the gross negligence or willful malfeasance of MGI.

All expenses above $250.00 will be pre-approved by the corporation. MGI will be reimbursed for all out-of-pocket expenses, reasonable to the performance of services contemplated by this contract. Budget for such expenses, will be reviewed with the corporation, prior to such expenditure.

o Terms:

The terms of this agreement shall commence upon receipt of the initial disbursement of $5,000 (Five Thousand Dollars US).

Subsequent payments of $5,000 every thirty days will be required to keep this agreement in effect. This agreement will expire 120 days (4 months) thereafter, unless terminated earlier. A subsequent disbursement of $5,000 (Five Thousand Dollars US) may be required to keep this agreement in effect.

MGI would be pleased to provide additional service to RUI, and plans to discuss such requirements with you prior to the expiration date of this agreement.

While there are no guarantees, we believe that with our best efforts, we have access to the markets and investors to complete the aforementioned in the allotted time-frame. It is understood that RUI has reasonable expectations to believe the fund raising efforts will be completed in as short a time frame as possible.

We appreciate the opportunity to be of service to RUI in assisting you to reach your financial goals and look forward to a favorable association.

Please indicate your concurrence with this agreement by signing a duplicate copy in the space provided, and completing the appropriate instructions, which will place this agreement in effect.

Wire instructions available upon request.

Sincerely,

The Merryvale Group International           Remedent USA, Inc.
Agreed to this ____ day of February, 00     Agreed to this __ day of February,00


William Paul Berini, President              Rebecca Inzunza, President/CEO


By: _______________________________         By:  ______________________________